SUB-ITEM 77Q3

AIM DYNAMICS FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 7/31/2009
FILE NUMBER:       811-05686
SERIES NO.:        13

74U.    1  Number of shares outstanding (000's Omitted)
           Class A                      7,514
        2  Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class B                      1,163
           Class C                      1,134
           Class R                        155
           Class Y                        378
           Investor Class              46,066
           Institutional Class          5,116

74V.    1  Net asset value per share (to nearest cent)
           Class A                   $  15.45
        2  Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class B                   $  14.63
           Class C                   $  14.34
           Class R                   $  15.31
           Class Y                   $  15.48
           Investor Class            $  15.45
           Institutional Class       $  16.05